UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   April 12, 2004

ADSTAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-15363	22-3666899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Suite 325
Marina del Rey, California 90292

(Address Of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code   (310) 577-8255

(Former name or former address, if changed since last report)

Item 5: Other Events
Item 7: Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 99.1

Item 5: Other Events

     On April 12, 2004, AdStar, Inc. (“AdStar”) closed on a $1.5 million private placement of a long term convertible note (the “Note”) and warrants to purchase 200,000 shares (the “Warrants”) of its common stock (the “Common Stock”) with Laurus Master Fund, Ltd., a New York City based institutional fund and an accredited investor.

     The Note bears interest at the prime rate minus one percentage point and is convertible into Common Stock at an initial fixed conversion price of $2.25 per share (the “Fixed Conversion Price”), 105% of the average closing price of the Common Stock (“Average Closing Price”) during the 22 trading days preceding the closing. The Note has limited anti-dilution protection for capital changes and, on a weighted average basis, for issuance of Common Stock below the Fixed Conversion Price, excluding shares issued in mergers, acquisition or strategic relationships, shares underlying compensatory options, shares issued on conversion or exercise of outstanding securities and other exceptions.

     Once the shares underlying the Note are covered by an effective registration statement and subject to certain limitations based on market volume for the Common Stock and Laurus’s aggregate holdings, Laurus is required to convert all monthly installments of principal and interest into Common Stock if the Average Closing Price is more than 10 percent above the Fixed Conversion Price. Additionally, AdStar may redeem the Note by paying 125 percent of the then outstanding principal balance plus accrued interest. The Note is secured by a first lien on all of the assets of AdStar and its subsidiary.

     Of the Warrants, 120,000 are exercisable at $2.58 and 80,000 are exercisable at $2.80 (120% and 130% of the Average Closing Price during the 22 trading days preceding the closing).

     The material terms and conditions of the Note and Warrants financing are set forth in the Exhibits 4.1 and 4.2, attached hereto. The press release announcing the closing is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7: Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits

Exhibit
Number	Description
4.1	Form of Convertible Term Note, dated April 12, 2004, for an aggregate principal amount of $1.5 million.
4.2	Form of Common Stock Purchase warrant, dated April 12, 2004, issued to Laurus Master Fund, Ltd.
99.1	Press Release issued April 13, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

AdStar, Inc.

Dated: April 15, 2004	By:	/s/ Leslie Bernhard

Leslie Bernhard, President and Chief Executive Officer